Exhibit 99.1

Parkway Acquisition Corp. Announces Second Quarter 2021 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, August 6, 2021 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced second quarter 2021 earnings.

Parkway recorded net income of $2.3 million, or $0.38 per share, for the quarter ended June 30, 2021 compared to net income of $1.1 million, or $0.18 per share, for the same period in 2020. For the six months ended June 30, 2021, net income was $4.1 million, or $0.69 per share, compared to net income of $2.8 million, or $0.46 per share, for the six months ended June 30, 2020.

President and CEO Blake Edwards stated, “Our second quarter and first half earnings increased despite the continued pressure on net interest margin from historically low interest rates and increasingly competitive loan pricing. Solid organic loan growth along with decreases in interest expense on deposits led to higher net interest income while we continued to manage operating expenses with only modest increases from recent branching activities. Our new branches in North Carolina have exceeded expectations despite the fact they were opened during a global pandemic and we are extremely pleased with the way the Skyline brand has been received in these communities. In addition to our strong organic loan growth, we were also able to close approximately 1,670 SBA-PPP loans funding $46.6 million during the first half of 2021, and our team remains committed to our customers in helping them to obtain forgiveness through the program.”

Highlights

●	Net income was $2.3 million, or $0.38 per share, in the second quarter of 2021, compared to $1.1 million, or $0.18 per share, in the second quarter of 2020.
●	Net interest margin (“NIM”) was 3.69% for the second quarter of 2021, compared to 3.70% in the first quarter of 2021, and 3.95% in the second quarter of 2020.
●	Total assets increased $152.7 million, or 19.23%, to $946.9 million at June 30, 2021 from $794.2 million a year earlier.
●	Net loans increased $46.1 million, or 7.14%, to $692.0 million at June 30, 2021, from $645.9 million a year earlier.
●	Total deposits increased $155.1 million, or 22.44%, to $846.3 million at June 30, 2021 from $691.2 million a year earlier.
●	Return on average assets increased to 0.99% for the quarter ended June 30, 2021, from 0.58% for the quarter ended June 30, 2020.
●	Return on average equity increased to 10.74% for the quarter ended June 30, 2021, from 5.36% for the quarter ended June 30, 2020.
●	The Company repurchased 35,000 shares through the share repurchase program during the second quarter of 2021.

Coronavirus (COVID-19) Response

●

The Bank has shifted its branch lobby operations over the past year in accordance with government mandates and by taking case count data into consideration. In the first quarter of 2021, the Bank reopened its lobby doors in addition to continuing to serve its customers through drive-thru and online banking services.

●	The Bank began receiving requests for loan deferments on March 23, 2020 and as of June 30, 2021, four loans with total outstanding balances of $2.8 million remained in deferment status.
●

The Bank participated in the Small Business Administration Paycheck Protection Program (“SBA-PPP”) and gross SBA-PPP loans totaling $65.6 million with net deferred fees of $4.2 million remain on the balance sheet as of June 30, 2021. Contractual interest earned on SBA-PPP loans totaled $183 thousand in the second quarter of 2021, while net fees recognized totaled $727 thousand in the second quarter of 2021.

Second Quarter, First Half 2021 Income Statement Review

Net interest income after provision for loan losses in the second quarter of 2021 was $7.7 million compared to $6.4 million in the second quarter of 2020, reflecting a provision for loan losses of $195 thousand in the 2021 period and a $414 thousand provision in the second quarter of 2020. Total interest income was $8.5 million in the second quarter of 2021 compared to $7.7 million for the same period last year. Interest income on loans increased in the quarterly comparison primarily due to organic loan growth and SBA-PPP related interest and fees. Interest income on securities increased by $211 thousand in the quarterly comparison, as a result of the $69.9 million increase in the securities portfolio from June 30, 2020 to June 30, 2021.

The Company successfully reduced interest expense on deposits by $215 thousand, or 26.00%, in the quarterly comparison, reflecting continued rate reductions in deposit offerings. Lower-cost core deposits (demand deposits, savings, and money market accounts) grew by $31.2 million or 5.08% during the second quarter of 2021. The growth in core deposits can be attributed to SBA-PPP funding and government stimulus programs, in addition to organic growth in our current markets.

For the first half of 2021, net interest income after provision for loan losses was $14.9 million compared to $13.0 million for the first half of 2020. Interest income increased by $1.2 million, primarily due to an increase in loan interest income of $974 thousand, and a $290 thousand increase from the securities portfolio during the first half of 2021, compared to the first half of 2020. Interest expense on deposits decreased by $359 thousand for the six-months ended June 30, 2021 compared to the same period last year. As previously discussed, this is a reflection of the reduced rates for interest bearing demand deposits, time deposits, and savings products.

Total noninterest income was $1.6 million in the second quarter of 2021 compared to $1.2 million in the second quarter of 2020. The increase was primarily a result of an increase in service charges and fees of $205 thousand and a one-time lease termination fee recorded in other income for the second quarter of 2021 totaling $200 thousand. For the first six months of 2021, noninterest income increased by $400 thousand compared to the same period last year. The increase was mainly due to an increase in mortgage origination income of $205 thousand and an increase in service charges and fees of $193 thousand. During the first half of 2020, there were realized gains on securities of $212 thousand. During the first six months of 2021, while there were no realized gains recognized, the Company had a one-time lease termination fee of $200 thousand.

Total noninterest expenses increased by $198 thousand for the quarter ended June 30, 2021 compared to the quarter ended June 30, 2020, primarily due to employee and branch costs associated with branch expansion in North Carolina that occurred in 2020. Salary and benefit costs increased by $20 thousand, while occupancy and equipment expenses increased by $100 thousand. Professional fees increased by $56 thousand in the quarter-to-quarter comparison. For the six-month period ended June 30, 2021, total noninterest expenses increased by $554 thousand compared to the same period in 2020, primarily due to employee and branch costs associated with branch expansion. Salary and benefit cost increased by $106 thousand, occupancy and equipment expenses increased by $231 thousand, and data processing expenses increased by $83 thousand from the first six months of 2020 to 2021.

Income tax expense increased by $334 thousand in the quarter-to-quarter comparison, and $376 thousand in the six-month period comparisons. The increase was primarily due to an increase in net income before taxes of $1.5 million in the quarterly comparison, and a $1.8 million increase in the six-month comparison.

Balance Sheet Review

Total assets increased in the second quarter of 2021 by $40.1 million, or 4.42%, to $946.9 million at June 30, 2021 from $906.8 million at March 31, 2021, and increased by $91.5 million, or 10.70%, from $855.4 million at December 31, 2020. The increase in total assets during the quarter can be primarily attributed to the $39.1 million increase in deposits.

Total loans decreased during the second quarter by $306 thousand, or 0.04%, to $697.4 million at June 30, 2021 from $697.7 million at March 31, 2021, and increased by $33.3 million, or 5.01%, compared to $664.1 million at December 31, 2020. SBA-PPP loans decreased by $10.2 million during the second quarter 2021; however, this decrease was offset by higher yielding organic loan growth of $10.7 million during the quarter. Gross loans for the second quarter of 2021 included $65.6 million in PPP loans, and net deferred fees of $4.2 million.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.29% at June 30, 2021 compared to 0.73% at June 30, 2020. The allowance for loan losses at June 30, 2021 was approximately 0.77% of total loans, compared to 0.72% at June 30, 2020. The allowance ratio excluding $61.5 million of PPP loans would have been 0.84% at June 30, 2021. Management’s estimate of probable credit losses inherent in the acquired Cardinal Bankshares Corporation and Great State Bank loan portfolios was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of June 30, 2021, the remaining unaccreted discount on the acquired loan portfolios totaled $1.4 million.

Investment securities increased by $13.3 million during the second quarter to $102.9 million at June 30, 2021 from $89.6 million at March 31, 2021, and increased by $69.4 million from $33.5 million at December 31, 2020. The increase in the second quarter of 2021 was the result of $14.4 million in purchases and unrealized gains of $588 thousand, primarily offset by paydowns of $1.4 million and maturities of $150 thousand.

Total deposits increased in the second quarter of 2021 by $39.1 million, or 4.84%, to $846.3 million at June 30, 2021 from $807.3 million at March 31, 2021, and increased $90.8 million, or 12.02%, compared to $755.5 million at December 31, 2020. Total deposits increased by $155.1 million, or 22.44%, from June 30, 2020 to June 30, 2021. The increases in deposit balances came as a result of the Bank’s participation in the SBA-PPP program, government stimulus programs, branch expansion into new markets, and growth in our existing locations. Total increases for the second quarter of 2021 included a $12.9 million increase in noninterest bearing deposits, while interest bearing deposits increased by $26.2 million over the same time period. The increase in interest bearing deposits was due to an $11.4 million increase in interest-bearing demand deposits, a $3.7 million increase in money markets, a $3.2 million increase in saving accounts, and a $7.8 million increase in time deposits.

Stockholders’ equity increased by $2.4 million, or 2.78%, to $87.1 million at June 30, 2021 from $84.7 million three months earlier, and increased $1.9 million, or 2.28%, from $85.1 million at December 31, 2020. The increase during the quarter was due to earnings of $2.3 million and a $464 thousand net change in unrealized gains during the quarter, offset by stock repurchases of $427 thousand. Book value increased from $14.08 per share at December 31, 2020, and $14.00 per share at March 31, 2021, to $14.47 per share at June 30, 2021.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2020. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending June 30, 2021)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

June 30, 2021; March 31, 2021; December 31, 2020; June 30, 2020

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2021	2021	2020	2020
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$11,049	$10,728	$10,009	$11,968
Interest-bearing deposits with banks	70,520	44,760	84,863	36,835
Federal funds sold	745	751	817	236
Investment securities available for sale	102,895	89,557	33,507	33,006
Restricted equity securities	2,209	2,209	2,416	2,416
Loans	697,379	697,685	664,095	650,599
Allowance for loan losses	(5,342)	(5,051)	(4,900)	(4,654)
Net loans	692,037	692,634	659,195	645,945
Cash value of life insurance	18,520	18,412	18,304	18,071
Properties and equipment, net	28,150	26,691	26,591	26,074
Accrued interest receivable	2,601	2,412	2,355	2,576
Core deposit intangible	2,032	2,195	2,359	2,685
Goodwill	3,257	3,257	3,257	3,257
Deferred tax assets, net	1,783	1,828	1,019	1,588
Other assets	11,143	11,391	10,695	9,531
Total assets	$946,941	$906,825	$855,387	$794,188

Liabilities
Deposits
Noninterest-bearing	$274,663	$261,734	$231,852	$219,845
Interest-bearing	571,685	545,526	523,676	471,393
Total deposits	846,348	807,260	755,528	691,238

Borrowings	10,000	10,000	10,000	15,375
Accrued interest payable	88	148	124	126
Other liabilities	3,455	4,720	4,629	4,346
Total liabilities	859,891	822,128	770,281	711,085

Stockholders’ Equity
Common stock and surplus	39,218	39,631	39,740	39,885
Retained earnings	49,251	46,949	45,887	43,579
Accumulated other comprehensive loss	(1,419)	(1,883)	(521)	(361)
Total stockholders’ equity	87,050	84,697	85,106	83,103
Total liabilities and stockholders’ equity	$946,941	$906,825	$855,387	$794,188
Book value per share	$14.47	$14.00	$14.08	$13.71
Tangible book value per share	$13.59	$13.10	$13.15	$12.73

Asset Quality Indicators
Nonperforming assets to total assets	0.21%	0.32%	0.56%	0.60%
Nonperforming loans to total loans	0.29%	0.41%	0.72%	0.73%
Allowance for loan losses to total loans	0.77%	0.72%	0.74%	0.72%
Allowance for loan losses to nonperforming loans	268.17%	175.26%	102.02%	97.65%

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share amounts)	2021	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$8,080	$7,753	$7,440	$15,833	$14,859
Interest-bearing deposits in banks	29	37	26	66	153
Federal funds sold	-	-	-	-	3
Interest on securities	366	250	155	616	326
Dividends	46	12	50	58	68
	8,521	8,052	7,671	16,573	15,409
Interest expense
Deposits	612	689	827	1,301	1,660
Interest on borrowings	21	20	24	41	45
	633	709	851	1,342	1,705
Net interest income	7,888	7,343	6,820	15,231	13,704

Provision for loan losses	195	162	414	357	736
Net interest income after provision for loan losses	7,693	7,181	6,406	14,874	12,968

Noninterest income
Service charges on deposit accounts	331	296	269	627	690
Other service charges and fees	660	606	517	1,266	1,010
Net realized gains (losses) on securities	-	-	-	-	212
Mortgage origination fees	277	309	252	586	381
Increase in cash value of life insurance	108	108	108	216	216
Other income	242	92	22	334	120
	1,618	1,411	1,168	3,029	2,629
Noninterest expenses
Salaries and employee benefits	3,612	3,555	3,592	7,167	7,061
Occupancy and equipment	875	914	775	1,789	1,558
Data processing expense	470	496	467	966	883
FDIC Assessments	76	77	60	153	75
Advertising	191	110	184	301	290
Bank franchise tax	127	126	122	253	232
Director fees	87	60	61	147	131
Professional fees	161	187	105	348	247
Telephone expense	93	105	99	198	183
Core deposit intangible amortization	163	164	192	327	385
Other expense	562	491	562	1,053	1,103
	6,417	6,285	6,219	12,702	12,148
Net income before income taxes	2,894	2,307	1,355	5,201	3,449

Income tax expense	592	460	258	1,052	676
Net income	$2,302	$1,847	$1,097	$4,149	$2,773

Net income per share	$0.38	$0.31	$0.18	$0.69	$0.46
Weighted average shares outstanding	6,039,011	6,043,269	6,066,704	6,041,129	6,094,160
Dividends declared per share	$0.00	$0.13	$0.00	$0.13	$0.13